Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
TerraForm Power, Inc.:
We consent to the incorporation by reference in the Registration Statement (No. 333-205337) on Form S-8 of TerraForm Power, Inc. (the “Company”) of our reports dated July 21, 2017, with respect to the consolidated balance sheets of TerraForm Power, Inc. as of December 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2016, and the effectiveness of internal control over financial reporting as of December 31, 2016, which reports appear in the December 31, 2016 annual report on Form 10-K of TerraForm Power, Inc.
Our report dated July 21, 2017 contains an explanatory paragraph that states that SunEdison, Inc. (the Company’s sponsor) and certain of its affiliates filed for bankruptcy on April 21, 2016. The risk of substantive consolidation of the Company with SunEdison, Inc. and inclusion in the SunEdison, Inc. bankruptcy, as well as existing covenant defaults and risks of future covenant defaults under a number of the Company’s financing arrangements, raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.
Our report dated July 21, 2017, on the effectiveness of internal control over financial reporting as of December 31, 2016, expresses our opinion that TerraForm Power, Inc. did not maintain effective internal control over financial reporting as of December 31, 2016 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states the following material weaknesses have been identified:

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Ineffective (a) process to ensure that all employees, including management, and outsourced service providers, annually confirm their compliance with the Company’s Code of Business Conduct and that deviations from the expected standards of conduct are identified and remedied in a timely manner and (b) maintenance of a whistleblower hotline;

•	Ineffective Board oversight and management monitoring activities over financial reporting processes and internal controls;

•	Insufficient number of trained resources with assigned responsibility and accountability for financial reporting processes and the effective design and operation of internal controls;

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Ineffective documented and continuous risk assessment process (a) to identify and analyze risks of financial misstatement due to error and/or fraud; (b) to identify and assess necessary changes in generally accepted accounting principles and financial reporting processes and internal controls impacted by changes in the business model resulting from growth from acquisitions, changes in information systems, changes at SunEdison and transition of key personnel; and (c) to ensure appropriate control activities were established

TerraForm Power, Inc.
September 29, 2017

through policies and procedures to carry out management's directives to mitigate risks to the Company's financial reporting objectives;

•	Ineffective information and communication processes to ensure that appropriate and accurate information is available to financial reporting personnel on a timely basis;

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Ineffective general information technology controls over all operating systems, databases, and IT applications supporting financial reporting resulting in ineffective process‑level automated controls and compensating manual controls dependent upon the information derived from IT systems, and end‑user computing controls over spreadsheets used in financial reporting;

•	Ineffective controls over the completeness, existence, and accuracy of revenues and the completeness, existence, accuracy and valuation of accounts receivable;

•	Ineffective reconciliation controls over the completeness, existence and accuracy of certain balance sheet accounts;

•	Ineffective controls over the completeness, existence and accuracy of expenses and accounts payable and accrued expenses;

•	Ineffective controls over the completeness, existence and accuracy of renewable energy facilities, accumulated depreciation, and depreciation expense;

•	Ineffective controls over the completeness, accuracy and presentation of restricted cash;

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Ineffective controls over the completeness and accuracy of information used as part of goodwill impairment, long‑lived asset impairment and asset retirement obligations assessments, fair value measurements of underlying assets acquired and liabilities assumed in business combinations, allocation of income between controlling and noncontrolling interest using the hypothetical liquidation of book value method, and debt covenant compliance and going concern evaluation processes.

/s/ KPMG LLP
McLean, Virginia
September 29, 2017